As filed with the Securities and Exchange Commission on June 13, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WATERS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-3668640
(State or other jurisdiction of incorporation) or organization)	(I.R.S. Employer Identification No.)

34 Maple Street

Milford, Massachusetts 01757

(Address of Principal Executive Offices) (Zip Code)

Waters Corporation

Amended and Restated 2009 Employee Stock Purchase Plan

(Full title of the plan)

Keeley A. Aleman, Esq.

Waters Corporation

34 Maple Street

Milford, Massachusetts 01757

(Name and address of agent for service)

508-478-2000

(Telephone number, including area code, for agent for service)

Copies to:

Jennifer L. Lee, P.C.

Zoey Hitzert

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Waters Corporation (the “Registrant”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) solely to register 750,000 additional shares of its common stock, $0.01 par value per share (the “Common Stock”) that may be offered or sold pursuant to the Waters Corporation Amended and Restated 2009 Employee Stock Purchase Plan (the “Plan”), which were added to the Plan when an amendment and restatement of the Plan was approved by a vote of the Registrant’s stockholders on May 22, 2025.

The Registrant previously registered shares of its Common Stock under the Plan pursuant to a Registration Statement on Form S-8 (File No. 333-160507) filed on July 10, 2009 (the “2009 Registration Statement”). Pursuant to General Instruction E to Form S-8, the contents of the 2009 Registration Statement are incorporated into this Registration Statement by reference, except that the provisions contained in Part II of the 2009 Registration Statement are modified as set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on February  25, 2025;

(b) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 6, 2025;

(c) the Registrant’s Current Reports on Form 8-K, filed with the Commission on May 23, 2025 and May 29, 2025;

(d) the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December  31, 2024 from the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April  9, 2025; and

(e) the description of the Registrant’s Common Stock, which is contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 24, 2021, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, against expenses (including, but not limited to, attorneys’ fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which he/she may be involved by reason of the fact that he/she served or is serving in these capacities, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his/her conduct was unlawful. In the case of an action, suit or proceeding made or brought by or in the right of the corporation to procure a judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, except for such expenses as the court may allow. Any such person who has been wholly successful on the merits or otherwise with respect to any such action, suit or proceeding or with respect to any such claim, issue or matter therein, shall be indemnified against all expenses actually and reasonably incurred in connection therewith. The Registrant’s certificate of incorporation, as amended, provides for the indemnification of directors and officers of the Registrant to the fullest extent permitted by Section 145.

In addition, Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, provided that such provision shall not eliminate or limit the liability of a director or officer, as applicable, (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. The Registrant’s amended and restated certificate of incorporation limits the liability of its directors and officers to the fullest extent permitted by the DGCL, as such may be amended. No amendment to or repeal of this provision of the Registrant’s amended and restated certificate of incorporation will apply to, or have any effect on, the liability or alleged liability of any director or officer for, or with respect to, any acts or omissions of such director or officer occurring prior to such amendment or repeal.

The amended and restated bylaws of the Registrant provide that to the fullest extent permitted by the DGCL, as such may be amended, that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

In addition, pursuant to certain indemnification agreements between the Registrant and its directors and executive officers, the Registrant has agreed to indemnify such directors and executive officers to the fullest extent permitted by Delaware law. Among other things, the indemnification agreements provide indemnification procedures, advancement of expenses during proceedings subject to indemnification and mechanisms for reviewing executive conduct in connection with a claim for indemnification.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Waters Corporation Amended and Restated 2009 Employee Stock Purchase Plan

5.1	Opinion of Kirkland & Ellis LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Milford, Massachusetts, on this 13th day of June, 2025.

WATERS CORPORATION

By:	/s/ Amol Chaubal
Name:	Amol Chaubal
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of the Registrant, hereby severally constitute and appoint Udit Batra, Amol Chaubal, and Keeley A. Aleman, or any of them, with full power of substitution and re-substitution and full power to act without the other, as our true and lawful attorneys-in-fact and agents, for such persons and in such persons’ name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such persons might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 13th day of June, 2025.

Signature	Title

/s/ Dr. Flemming Ornskov, M.D., M.P.H. Dr. Flemming Ornskov, M.D., M.P.H.	Chair of the Board of Directors

/s/ Udit Batra, Ph.D.	President and Chief Executive Officer; Director
Udit Batra, Ph.D.	(Principal Executive Officer)

/s/ Amol Chaubal	Senior Vice President and Chief Financial Officer
Amol Chaubal	(Principal Financial Officer) (Principal Accounting Officer)

/s/ Linda Baddour	Director
Linda Baddour

/s/ Dan Brennan	Director
Dan Brennan

/s/ Richard Fearon	Director
Richard Fearon

/s/ Pearl S. Huang, Ph.D.	Director
Pearl S. Huang, Ph.D.

/s/ Wei Jiang	Director
Wei Jiang

/s/ Heather Knight	Director
Heather Knight

/s/ Christopher A. Kuebler	Director
Christopher A. Kuebler

/s/ Mark Vergnano	Director
Mark Vergnano